Mark Centers Trust

First Amendment to Declaration
of Trust
Date May 24, 1993
Mark Centers Trust, a Real Estate Investment Trust formed pursuant to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (1993 Replacement Volume) (the “REIT”), hereby certifies to the State Department of Assessments and Taxation that:
FIRST: The Declaration of Trust of the REIT is hereby amended by (i) substituting in lieu of the definition in SECTION 1.5 of “REIT Provisions of the Code” the following definition:
SECTION 1.5    Definitions.
“REIT Provisions of the Code” means Sections 856 through 860 of the Code any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
(ii)    adding the following definition to SECTION 1.5:
“Related Party Limit” means 9.8% of the outstanding Common Shares of the Trust.
(iii)    adding a SECTION 6.6 (k) as follows:
Any transfer of Shares or Securities convertible into Shares which could result in direct or indirect ownership of Shares exceeding the Related Party Limit shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Shares hereunder and shall be deemed never to have had an interest therein.
(iv)    adding a SECTION 6.7 as follows:
New York Stock Exchange Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.
SECOND: This amendment to the REIT’s Declaration of Trust was duly approved by the affirmative written consent of the holders of at least two-thirds of the shares issued by the REIT and then outstanding on May 22, 1993.
IN WITNESS WHEREOF, Mark Centers Trust has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary, this 22nd day of May, 1993. Each of the undersigned officers of Mark Centers Trust acknowledges, under the penalties for perjury, that this First Amendment to Declaration of Trust is the act of the REIT and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.
ATTEST:    MARK CENTERS TRUST
/s/ Marvin J. Levine        By /s/ Marvin L. Slomowitz
Marvin J. Levine, Secretary            Marvin L. Slomowitz,
            President